Exhibit 99.1

NEWS

For Release Wednesday, June 29, 2005 at 12:31 p.m. ET:

WJ Communications Names New CEO

Bruce Diamond has been named president and chief executive officer of semiconductor maker WJ Communications Inc. Mr. Diamond replaces Mike Farese who has resigned from the company “to pursue other opportunities,” the company says. Mr. Farese had been CEO since March 2002.

Until recently, Mr. Diamond was chief operating officer and executive vice president at Zilog Inc. (NASDAQ: ZILG - News), a San Jose-based seller of integrated 8-bit microcontrollers and universal remote control products. Prior to this, he served as president and COO for Sipex Inc. (PINK SHEETS: SIPX - News), an analog semiconductor company.

Mr. Diamond has been a member of the board of directors of WJ Communications (NASDAQ: WJCI - News) of San Jose since July 2003.

“As a current board member, Bruce’s advice and counsel have been invaluable as he understands the needs of our customers and has a vision for leading WJ Communications to future growth,” says Dexter Paine, III, chairman of the board, in a written statement.

WJ Communications designs, develops and manufactures broadband communications products for wireless communications networks and fiber optics.

WJ Communications	Investor Relations Contacts:
Ephraim Kwok	Chris Danne, Rakesh Mehta
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6219	415-217-7722
ephraim.kwok@wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com